NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 26, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 8, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Calpine Corporation, and Volt Merger Sub, Inc., a wholly-owned subsidiary of Volt Parent, LP, and were formed by Energy Capital Partners III, LLC on behalf of itself, its affiliated funds and a consortium of co-investors, including Access Industries, Inc. and the Canada Pension Plan Investment Board, became effective on March 8, 2018. Each share of Calpine Corporation was converted into US $15.25 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 9, 2018.